EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agree to the joint filing on behalf of each of them of the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Class A common stock, par value $0.001 per share, of Enfusion, Inc.

This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 14th day of February 2024.

CSL Tech Holdings, LLC

By:	/s/ Matthew Campobasso
Matthew Campobasso, as attorney-in-fact

Oleg Movchan

/s/ Matthew Campobasso
Matthew Campobasso, as attorney-in-fact

Beata Vaynberg

By:	/s/ Beata Vaynberg